Exhibit 99.1

Leroy Ball Joins ATI Board of Directors

PITTSBURGH--(BUSINESS WIRE)--February 28, 2019--Allegheny Technologies Incorporated (NYSE: ATI) today announced that Leroy M. Ball has been appointed to the ATI Board of Directors.

Mr. Ball, 50, is President and Chief Executive Officer of Koppers Holdings Inc., a leading integrated global provider of treated wood products, wood treatment chemicals and carbon compounds. Mr. Ball previously served as Koppers’ Chief Operating Officer and Chief Financial Officer. Since becoming CEO in January 2015, Mr. Ball led Koppers’ transformation into a company prioritizing customer-focused solutions that enhance and preserve wood while de-emphasizing its focus on commodity products serving the aluminum industry. During that time, he has overseen several acquisitions and divestitures to strategically re-shape the company’s portfolio and increase shareholder value.

For eight years prior to joining Koppers, Mr. Ball was Senior Vice President and Chief Financial Officer of Calgon Carbon, Inc., a provider of services, products and solutions for purifying water and air.

“We welcome Leroy’s significant leadership experience operating global companies,” said ATI Chairman Rich Harshman. “His experiences guiding a company through strategic change as well as his financial expertise and experience will be invaluable to the ATI Board and leadership team as we continue to build the world’s best specialty materials and components company.”

Mr. Ball holds an undergraduate degree from Florida International University and received his MBA from Robert Morris University. He will serve on the ATI Board of Directors’ Audit Committee, Personnel & Compensation Committee, and Technology Committee. He will stand for election at the 2019 Annual Meeting of Stockholders for a three-year term ending in 2022.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. ATI revenue was $4.0 billion for the twelve-month period ended December 31, 2018. Our largest markets are aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. We are a leader in producing powders for use in next-generation jet engine forgings and 3D-printed aerospace products. See more at our website ATImetals.com.

CONTACT:
Investor Contact:
Scott A. Minder
412-395-2720
scott.minder@atimetals.com

Media Contact:
Natalie Gillespie
412-394-2850
natalie.gillespie@atimetals.com